Exhibit 3

Hanger Orthopedic Group, Inc.

Two Bethesda Metro Center, Suite 1300

Bethesda, Maryland  20814

May 26, 2006

Ares Corporate Opportunities Fund, L.P.

c/o Ares Management, Inc.

1999 Avenue of the Stars

Suite 1900

Los Angeles, California 90067

Attention: Bennett Rosenthal and Adam Stein

Gentlemen:

Reference is made to that certain Amended and Restated Preferred Stock Purchase Agreement dated as of May 25, 2006 among HANGER ORTHOPEDIC GROUP, INC. (the “Company”), Ares Corporate Opportunities Fund, L.P. (“Ares”) and the Initial Purchasers party thereto (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

In order to induce the Ares  to enter into the Purchase Agreement and purchase the Shares, the Company agrees to grant the board director and board observer rights to Ares as set forth below.

For so long as Ares and its Affiliates beneficially own in the aggregate at least 1,984,126 shares of Common Stock, subject to proportional adjustments to reflect stock-splits, combinations, subdivisions, or other similar recapitalizations or events:

1.                                       The Company’s Board of Directors (the “Board”) shall appoint and elect Bennett Rosenthal to fill the next vacancy on the Board, which will occur within ninety (90) days of the Closing. Bennett Rosenthal, or any successor to Bennett Rosenthal that Ares may designate from time to time in accordance with the terms of this letter agreement to serve as a member of the Board, is hereinafter referred to as the “Investor Director.”

2.                                       The Company will include the Investor Director as one of the Company’s nominees for election as directors at each annual or special meeting of stockholders at which directors will be elected.

3.                                       Provided that the Investor Director meets the applicable membership requirements of the Commission and the Trading Market, the Board shall elect the Investor Director to all committees of the Board, it being understood that the Investor Director does not meet the current applicable requirements to serve on the Audit Committee. The Company shall provide the same compensation and rights and benefits of indemnity to the Investor Director as are provided to other non-employee directors of the Company. The Investor Director may resign from the Board at any time without notice. In the event that any Investor Director shall cease to serve as a director of the Company for any reason, at the discretion of Ares, the Board shall fill the vacancy resulting therefrom with another Investor Director designated by Ares that is reasonably acceptable to the Board, it being understood that any senior professional of Ares shall be acceptable to the Board.

4.                                       Subject to the execution of a non-disclosure agreement, customary in form and substance, as requested in good faith by the Company, the Company shall allow a representative of Ares (other than the Investor Director, and at anytime when no Investor Director is a member of the Board, the Company shall allow two representatives of Ares) to attend all meetings of the Board in a nonvoting capacity, and in connection with each such Board observer’s attendance, the Company shall give such Board observer copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to the Board prior to any such meeting. Ares shall provide the Company with written notice identifying any individuals who shall exercise Board observation rights on behalf of Ares from time to time. Effective upon execution and delivery of this letter agreement, Ares hereby appoints Bennett Rosenthal and Adam Stein as initial Board observers.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York and each of the parties hereto irrevocably consents to the exclusive jurisdiction of all courts, federal and state, located in the City of New York for the adjudication of any dispute arising hereunder. This letter agreement may not be amended or waived except in writing, by a document executed by the Company and Ares. This letter agreement may be executed in two or more counterparts, together constituting one agreement, and may be executed by facsimile, having the same force as if originally executed.

Very truly yours,

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Ivan R. Sabel
Name:	Ivan R. Sabel
Title:	Chief Executive Officer

Accepted:

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By:	ACOF MANAGEMENT, L.P.,
Its General Partner

	By:	ACOF OPERATING MANAGER, L.P.,
Its General Partner

		By:	ARES MANAGEMENT, INC.,
Its General Partner

			By:	/s/ Bennett Rosenthal